Exhibit 99.1

News Release
Contacts:	Media — Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors — Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888
AK Steel Announces Results through the Consent Date of its Cash Tender Offer and
Consent Solicitation for its 7 3/4% Senior Notes due 2012
West Chester, OH, May 10, 2010—AK Steel Holding Corporation (NYSE: AKS) (“AK Holding”) announced today that as of 5:00 p.m., New York City time, on May 7, 2010 (the “Consent Date”), approximately $320.8 million in aggregate principal amount of the 7 3/4% Senior Notes due 2012 (the “Notes”) issued by AK Steel Corporation (“AK Steel”), a subsidiary of AK Holding, had been tendered pursuant to AK Steel’s cash tender offer for any and all of the Notes and solicitation of consents (the “Tender Offer”), as described in the Offer to Purchase and Consent Solicitation Statement, dated April 26, 2010 (the “Offer to Purchase”). AK Steel has accepted for purchase all Notes that were validly tendered and not withdrawn prior to the Consent Date.
In addition, AK Steel has received consents from holders of approximately 63.6% of the Notes as of the Consent Date. The consents are sufficient to effect the proposed amendments to the indenture governing the Notes as set forth in the Offer to Purchase. The proposed amendments eliminate certain of the covenants and default provisions in the indenture. AK Steel will execute a supplemental indenture effecting the proposed amendments to the indenture, and the supplemental indenture will be binding on the holders of Notes not purchased in the Tender Offer.
The Tender Offer will expire at 11:59 p.m., New York City time, on Friday, May 21, 2010, unless extended or earlier terminated by AK Steel.
AK Steel intends, but is not obligated, after the required notice period, to promptly redeem any Notes that remain outstanding following the completion of the Tender Offer in accordance with the terms of the Notes and the indenture.
AK Steel has retained Credit Suisse Securities (USA) LLC and Banc of America Securities LLC to serve as the dealer managers and solicitation agents for the Tender Offer. Questions regarding the Tender Offer may be directed to Credit Suisse Securities (USA) LLC, Liability Management Group, at (800) 820-1653 (U.S. toll-free) and (212) 325-5912 (collect) and to Banc of America Securities LLC, Debt Advisory Services, at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect). Requests for documents may be directed to Global Bondholder Services Corporation, the information agent for the Tender Offer, at (866) 488-1500 (U.S. toll-free) and (212) 430-3774 (collect).
This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to the Notes or any other securities. The tender offer and consent solicitation is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which set forth the complete terms of the tender offer and consent solicitation.
Forward-Looking Statements
Some of the statements in this press release are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, AK Steel Holding Corporation’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
About AK Steel

AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.

2